Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Sunoco LP of our report dated April 29, 2014 (October 21, 2014, as to Note 11), related to the financial statements of Aloha Petroleum, Ltd. as of December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013, appearing in the Current Report on Form 8-K/A of Sunoco LP dated October 21, 2014 and to the reference to us under the heading “Experts” in the Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Honolulu, Hawaii

May 7, 2015